Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

China Advanced Construction Materials Group, Inc.

We consent to the inclusion in this Registration Statement of China Advanced Construction Materials Group, Inc. on Form 10-K/A of our report dated September 28, 2016, with respect to our audit of China Advanced Construction Materials Group, Inc. and Subsidiaries as of June 30, 2016, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended.

/s/Friedman LLP

New York, New York

November 21, 2018